Exhibit 5.1 Brad Eastman Senior Vice President and General Counsel

March 26, 2021

RigNet, Inc.

15115 Park Row Boulevard, Suite 300

Houston, Texas 77084

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of RigNet, Inc. (“RigNet”), and am issuing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 2,800,000 shares of RigNet common stock, par value $0.001 per share (the “Shares”), that may be issued from time to time pursuant to awards granted under the RigNet, Inc. 2019 Omnibus Incentive Plan (the “Plan”).

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all the natural persons, the geniuses of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than RigNet. I have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of other officers and other representatives of RigNet and others as to factual matters.

Based on the foregoing, I am of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized for issuance by RigNet, and when issued in accordance with the terms of the Plan and the relevant award agreements, the Shares will be legally issued, fully paid and nonassessable.

The opinions set forth herein are limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under “Item 5. Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing on the Registration Statement.

Very truly yours

RigNet, Inc.

/s/ Brad Eastman
Brad Eastman

15115 PARK ROW BLVD., SUITE 300, HOUSTON, TEXAS 77084

P: 281.674.0100 F: 281.674.0101 http://www.rig.net